                                                                     EXHIBIT 3.2



                         CERTIFICATE OF INCORPORATION

                                      OF

                           MEDICODE (DELAWARE), INC.


                                  ARTICLE I.

     The name of this corporation is Medicode (Delaware), Inc. (the "Corporation").

                                  ARTICLE II.

     The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III.

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

                                 ARTICLE   IV.

     This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is 55,000,000 shares. 50,000,000 shares shall be Common Stock with a par value of $0.001 per share. 5,000,000 shares shall be Preferred Stock with a par value of $0.001 per share, of which 2,866,178 shares are designated Series A Preferred Stock.

     The remaining 2,133,822 shares of Preferred Stock shall be undesignated Preferred Stock and may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the board of directors (authority to do so being hereby expressly vested in the board of directors). The board of directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The board of directors, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of
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shares in any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

     The authority of the board of directors with respect to each class or series of stock shall include, without limitation of the foregoing, the right to do any of the following:

          (a) designate, in whole or in part, the preferences, limitations and relative rights, of any class of shares before the issuance of any shares of that class;

          (b) create one or more series within a class of shares, fix the number of shares of each such series, and designate, in whole or in part, the preferences, limitations, and relative rights of the series, all before the issuance of any shares of that series;

          (c) alter or revoke the preferences, limitations and relative rights granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares; or

          (d) increase or decrease the number of shares constituting any series, the number of shares of which was originally fixed by the board of directors, either before or after the issuance of shares of the series, provided that the number may not be decreased below the number of shares of the series then outstanding, or increased above the total number of authorized shares of the applicable class of shares available for designation as a part of the series.

                                  ARTICLE V.

     The rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock and Preferred Stock are as follows:

     1.   Voting.  The shares of the Corporation shall have the following
          ------
preferences, limitations and relative rights with respect to voting:

          (a)  Common Stock. Except as otherwise expressly provided by law or in
               ------------
this Article V, the voting rights of the Common Stock shall be as follows:

               (i) Each outstanding share of Common Stock shall be entitled to one (1) vote on each matter to be voted on by the stockholders of the Corporation.

               (ii)   The holders of the outstanding shares of Common Stock
(the "Common Stockholders"), as a voting group (the "Common Voting Group"), shall be entitled to elect one member of the board of directors, and to fill any vacancy (and replace any successor

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elected by the board of directors to fill any vacancy) created upon the resignation or removal of any director so elected by the Common Voting Group.

               (iii) The Common Stockholders and the holders of Preferred Stock (the "Preferred Stockholders"), voting as a voting group (the "Joint Voting Group"), shall be entitled to elect certain other members of the board of directors as provided in Section 1(b)(iv) below.

          (b)  Preferred Stock.  Except as otherwise expressly provided by law
               ---------------
or in this Article V, the voting rights of the Preferred Stock shall be as follows:

               (i) Each share of Preferred Stock shall be entitled to vote, on each matter to be voted on by the stockholders of the Corporation, the number of votes which it would be entitled to cast if it were converted into shares of Common Stock in accordance with this Article V (such that, for shares of Preferred Stock held on the record date fixed of any meeting, or on the effective date of any written consent, shares of Preferred Stock shall entitle the Preferred Stockholder to the number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's shares of Preferred Stock are convertible immediately after the close of business on the record date fixed for the applicable meeting or the effective date of the applicable written consent).

               (ii) Shares of Preferred Stock may be voted with the shares of Common Stock at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock.

               (iii) The holders of Series A Preferred Stock (the "Series A Stockholders"), as a voting group (the "Series A Voting Group"), shall be entitled to elect one member of the board of directors, and to fill any vacancy (and replace any successor elected by the board of directors to fill any vacancy) created in respect of any director so elected by the Series A Voting Group.

               (iv) The Preferred Stockholders and Common Stockholders, voting as the Joint Voting Group, shall be entitled to elect the members of the board of directors who are not elected by other voting groups as provided in this
Article V.

     2.   Liquidation.  The shares of the Corporation shall have the following
          -----------
preferences, limitations and relative rights with respect to the liquidation of the Corporation:

          (a)  Preferred Stock . After payment or provision for payment of the
               ---------------
debts and other liabilities of the Corporation, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Preferred Stockholders shall be entitled to the following:

               (i) To be paid, out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall

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be made in respect of the Common Stock, an amount equal to the Initial Sales
Price (as defined below) of their respective series of Preferred Stock, plus all declared and unpaid dividends thereon to the date fixed for distribution.

               (ii) If the assets of the Corporation available for distribution to its stockholders are insufficient to pay the Preferred Stockholders the full preferential amounts to which they shall be entitled pursuant to the terms of
Section 2(a)(i) above, then the entire assets of the Corporation legally available for distribution shall be distributed ratably among the Preferred Stockholders in such a manner that the amount to be distributed to each Preferred Stockholder shall equal the amount obtained by multiplying the entire assets of the Corporation legally available for distribution by a fraction, the numerator of which shall be the sum of the products obtained by multiplying the number of shares of each series of Preferred Stock then held by each Preferred Stockholder by the respective "Liquidation Preference" of the applicable series of Preferred Stock, and the denominator of which shall be the sum of the products obtained by multiplying the total number of shares of Preferred Stock then outstanding by the respective Liquidation Preference of the applicable series of Preferred Stock. Unless otherwise provided herein, the "Liquidation Preference" of each series of Preferred Stock shall be equal to the amount of the Initial Sales Price of that series of Preferred Stock.

          (b)  All Stockholders.  After payment or provision for payment of the
               ----------------
debts and other liabilities of the Corporation and the setting apart or payment in full of the preferential amounts due the Preferred Stockholders pursuant to
Section 2(a)(i) above, the remaining assets and funds of the Corporation available for distribution to stockholders, if any, shall be distributed and paid to the Common Stockholders and the Preferred Stockholders, on a pro-rata basis, according to the number of shares of Common Stock held by them. For purposes of this Section 2, the Preferred Stockholders shall be treated as if all shares of Preferred Stock held by them have been converted into shares of Common Stock in accordance with this Article V.

          (c)  Transfer of Assets or Merger.  The following shall be deemed to
               ----------------------------
be included within the meaning of a "liquidation of the Corporation" as this phrase is used in this Section 2:

               (i) any sale, transfer or other disposition of all or substantially all of the assets of the Corporation (except a transfer or other disposition by pledge or mortgage to a bona fide lender of the Corporation);

               (ii) any merger or consolidation of the Corporation with or into another corporation or entity (except, if stockholders of the Corporation immediately prior to any such transaction are holders of at least fifty-one percent (51%) of the voting securities or voting interests of the surviving or acquiring corporation or entity immediately after such transaction, and for the purposes of this calculation equity securities which any shareholder of the Corporation owned immediately prior to such merger or consolidation as a shareholder of another party to the

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transaction shall be disregarded, then such merger or consolidation shall not be deemed to be a "liquidation of the Corporation" ).

          (d)  Distribution of Assets other than Cash.  In the event of any
               --------------------------------------
voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation which will involve the distribution of assets other than cash, the board of directors shall promptly engage competent, independent appraisers to determine the value of the assets to be distributed to the Preferred Stockholders and the Common Stockholders. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each of the Preferred Stockholders and Common Stockholders of the appraiser's valuation.

     3.   Dividends.  Dividends may be paid on the outstanding shares of the
          ---------
Corporation as follows:

          (a)  Compliance with Law. Dividends may only be paid out of assets
               -------------------
legally available therefor.

          (b)  Dividends Noncumulative.  Dividends shall be paid as declared by
               -----------------------
the board of directors, and the right to dividends shall not be cumulative. No right shall accrue to the stockholders by reason of the fact that dividends are not declared in any year, nor shall any undeclared or unpaid dividend bear or accrue interest.

          (c)  Preference.  Dividends on Preferred Stock shall be paid prior to
               ----------
the payment of any cash dividends on Common Stock.

          (d)  Preferred Stock.  In any fiscal year, the Preferred Stockholders
               ---------------
may receive dividends, subject to and in accordance with the following:

               (i)  Special Definitions.  For purposes of this Section 3, the
                    -------------------
following definitions shall apply:

                    (A) "Initial Sales Price" shall mean the weighted average of the sales price (per share) of the applicable series of Preferred Stock when such shares were sold by the Corporation (excluding underwriting commissions and/or discounts).

                    (B) "Percentage Dividend," with respect to each series of Preferred Stock, shall mean the amount in cash of the dividend determined by multiplying that certain percentage (specified in this Article V for each series of Preferred Stock) by the Initial Sales Price of the applicable series of Preferred Stock.

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               (ii)   Percentage Dividends.  Subject to Sections 3(a) and 3(b)
                      --------------------
above, with respect to each series of Preferred Stock, Percentage Dividends shall be paid to the Preferred Stockholders in each fiscal year.

               (iii)  Percentage for Series A Preferred Stock.  The applicable
                      ---------------------------------------
percentage for determining the Percentage Dividend of the Series A Preferred Stock shall be Ten percent (10%). The Initial Sales Price of the Series A Preferred Stock is $6.98.

          (e)  All Stockholders.  Subject to Section 3(a) above, if the
               ----------------
Percentage Dividends have been paid in whole in any one fiscal year and if the board of directors shall elect to declare additional dividends in that fiscal year, such additional dividends shall be distributed and paid to the Common Stockholders and the Preferred Stockholders, on a pro-rata basis, according to the number of shares of Common Stock held by them. For purposes of this Section 3(e), the Preferred Stockholders shall be treated as if all shares of Preferred Stock held by them have been converted into shares of Common Stock in accordance with this Article V.

     4.   Conversion Rights.  Each share of Preferred Stock shall be convertible
          -----------------
into share(s) of Common Stock, in accordance with the rights and obligations specified below (the "Conversion Rights"):

          (a)  Option to Convert.  At any time after the date of issuance of
               -----------------
Preferred Stock, the Preferred Stockholders, at their option, may exercise the Conversion Rights.

          (b)  Conversion Ratio.  Each outstanding share of Preferred Stock
               ----------------
may be converted into the number of fully paid and non-assessable shares of Common Stock determined by dividing the Initial Sales Price (unless otherwise expressly provided herein) by the conversion price of the applicable series of Preferred Stock (the "Conversion Price") in effect at the time of conversion. The Conversion Price shall be subject to adjustment as provided in Section 4(g) below.

          (c)  Procedures for Conversion.  Except as otherwise expressly
               -------------------------
provided herein, the conversion of shares of Preferred Stock shall be subject to the following:

               (i) No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. All shares of a series of Preferred Stock held shall be aggregated for the purposes of determining whether the conversion would result in the issuance of any fractional share.

               (ii) Before any Preferred Stockholder shall be entitled to convert shares of Preferred Stock into full shares of Common Stock, such Preferred Stockholder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the applicable series of Preferred Stock, and shall give written notice to the Corporation at

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such office that he elects to convert the same.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such Preferred Stockholder a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled in accordance with this Section 4, a check payable to such holder in the amount of any cash amounts payable as a result of the conversion of any shares of Preferred Stock into fractional shares of Common Stock, any declared and unpaid dividends on the converted Preferred Stock and, if less than all of the shares of Preferred Stock represented by such certificate are converted into Common Stock, a certificate representing the shares of Preferred Stock not converted into Common Stock. In the event of any conversion at the election of a Preferred Stockholder, such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          (d)  Automatic Conversion.  Each share of a series of Preferred
               --------------------
Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price for such series of Preferred Stock, upon the earlier of the following:

               (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), covering the offer and sale of Common Stock for the account of the Corporation to the public at a price per share (determined without regard to underwriter commissions and expenses) of not less than $10.47 (subject to proportionate adjustment in the event of a stock split, reverse stock split, reclassification or stock dividend), and an aggregate gross offering price of at least Ten Million Dollars ($10,000,000), before deduction of underwriting discounts and commissions; or

               (ii) the vote to require conversion by the holders of at least two-thirds of the total number of the then outstanding shares of a series Preferred Stock.

          (e)  Conditions of Automatic of Conversion.  The automatic
               -------------------------------------
conversion of shares of the Preferred Stock pursuant to Section 4(d) above is subject to the following:

               (i) If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act, then the conversion shall be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock issuable upon such conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the date of the closing of such sale of securities (the "Closing Date"); or

               (ii) If the conversion is in connection with the vote of the holders of at least two-thirds of the total number of the then outstanding shares of a series of Preferred Stock to require conversion, then such conversion shall have been deemed to have been made immediately

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prior to the close of business on the effective date of the vote (or such other time as may have been set forth in the resolution approved by the Preferred Stockholders) (the "Effective Date"), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date (or such other time as may have been set forth in the resolution approved by the Preferred Stockholders).

          (f)  Notice.  In the event of an automatic conversion pursuant to
               ------
Section 4(d) above, notice of such conversion shall be given by the Corporation by mail, postage prepaid, to the Preferred Stockholders at their addresses shown in the Corporation's records, within a reasonable time after the Closing Date or the Effective Date, as the case may be. On or after the Closing Date or the Effective Date, as the case may be, as specified in such notice, each affected Preferred Stockholder shall surrender the certificate or certificates representing such Preferred Stockholder's shares of Preferred Stock for the number of shares of Common Stock to which such holder is entitled, at the office of the Corporation or any transfer agent for the applicable series of Preferred Stock. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such Preferred Stockholder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, and a check payable to the holder in the amount of any cash amounts payable as a result of the conversion of any shares of Preferred Stock into fractional shares of Common Stock, and the amount of any declared and unpaid dividends on the converted Preferred Stock. Notwithstanding that any certificate representing Preferred Stock to be converted shall not have been surrendered, on and after the Closing Date or the Effective Date (as the case may be) each such Preferred Stockholder shall be treated for all purposes as the record holder of the number of shares of Common Stock issuable to such holder upon such conversion.

          (g)  Adjustment of Conversion Price.  The Conversion Price of each
               ------------------------------
series shall be subject to adjustment as follows:

               (i)  Special Definitions.  For purposes of this Section 4, the
                    -------------------
following definitions shall apply:

                    (A) "Options" shall mean rights, options or warrants to
                         -------
subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                    (B) "Original Issue Date" shall mean the date on which the
                         -------------------
first share of the applicable series of Preferred Stock was issued.

                    (C) "Convertible Securities" shall mean any evidence of
                         ----------------------
indebtedness, shares (other than Common Stock) or other securities convertible into or exchangeable for Common Stock.

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                      (D) "Additional Shares of Common" shall mean all shares of
                           ---------------------------
Common Stock issued (or, pursuant to Section 4(g)(iii) below, deemed to be issued) by the Corporation on or after the Original Issue Date, other than shares of Common Stock issued or issuable at any time:

                        1. upon conversion of Preferred Stock authorized herein;

                        2. upon exercise of Options, or conversion of Convertible Securities, outstanding on the Original Issue Date, including, without limitation, the following:

                             i)    the warrant to purchase 100,000 shares of
Common Stock at $0.01 per share which may be issued to the investors (the "Investors") who enter into that certain Master Investment Agreement (the "Master Agreement") with the Corporation,

                             ii)   the warrant to purchase 523,236 shares of
Common Stock at $2.53 per share which may be issued to the investors pursuant to the Master Investment Agreement; and

                             iii)  the convertible promissory notes, dated
October 30, 1992, executed by Softouch Software, Inc. (formerly Medical Bill Review, Inc. ), a subsidiary of the Corporation, convertible into 112,378 shares of Common Stock.

                        3. to officers, directors, employees and consultants of the Corporation to be designated and approved by the board of directors;

                        4. in connection with capital asset leases or borrowings for the acquisition of capital assets pursuant to approval by the board of directors; or

                        5. as a dividend or distribution on Preferred Stock authorized herein or pursuant to any event for which adjustment is made pursuant to Sections 4(g)(vi) below.

               (ii)   No Adjustment of Conversion Price.  No adjustment in the
                      ---------------------------------
Conversion Price of a particular series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issuance, for such share of Preferred Stock.

               (iii)  Deemed Issuance of Additional Shares of Common.
                      ----------------------------------------------

                      (A) Options and Convertible Securities.  In the event
                          ----------------------------------
the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or

                                      -9-
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Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common issued as of the time of such issuance, or in the case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(g)(v) hereof) of such Additional Shares of Common would be less than the applicable Conversion Price in effect on the date of and immediately prior to such issuance, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common are deemed to be issued:

                                   1.  no further adjustment in the applicable
Conversion Price shall be made upon the subsequent issuance of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                   2.  if such Options or Convertible Securities
by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the applicable Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                                   3.  upon the expiration of any such Options
or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                                       i)  in the case of Convertible Securities
or options for Common Stock, the only Additional Shares of Common issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issuance of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issuance of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

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

                              ii)   in the case of Options for Convertible
Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issuance of such options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issuance of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issuance of the Convertible Securities with respect to which such Options were actually exercised;

                         4.   no readjustment pursuant to clause (2) or (3)
above shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of (i) the applicable Conversion Price on the original adjustment date or (ii) the applicable Conversion Price that would have resulted from any issuance of Additional Shares of Common between the original adjustment date and such readjustment date; and

                         5.   in the case of any options which expire by their
terms not more than 30 days after the date of issuance thereof, no adjustment of the applicable Conversion Price shall be made until the expiration or exercise of all such options, whereupon such adjustments shall be made in the same manner provided in clause (3) above.

                    (B)  Stock Dividends.  In the event the Corporation at any
                         ---------------
time or from time to time after the Original Issue Date shall declare or pay any dividend on Common Stock payable in Common Stock, and with respect to which no similar Common Stock dividend is to be distributed to holders of each series of Preferred Stock, then and in any such event, Additional Shares of Common shall be deemed to have been issued immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend.

               (iv) Adjustment of Conversion Price Upon Issuance of Additional
                    ----------------------------------------------------------
Shares of Common. In the event the Corporation shall issue Additional
----------------
Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 4(g)(iii)) without consideration or for a consideration per share less than the Conversion Price of a series immediately prior to such issuance, then and in such event, such Conversion Price shall be reduced, concurrently with such issuance, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by the corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of such Additional Shares of Common so issued; and provided, further, that for the purposes of this Section 4, all shares of Common Stock issuable upon exercise of outstanding Options and upon conversion of outstanding Convertible Securities shall be deemed to be outstanding, and immediately after any Additional Shares of Common are deemed issued pursuant to Section 4(g)(iii) above, such Additional Shares of Common shall be deemed to be outstanding.

               (v)    Determination of Consideration.  For purposes of this
                      ------------------------------
Section 4, the consideration received by the Corporation for the issuance of any Additional Shares of Common shall be computed as follows:

                      (A)  Cash and Property:  Such consideration shall:
                           -----------------

                           1.  insofar as it consists of cash, be computed at
the net amount of cash received by the Corporation excluding discounts and commissions payable by the Corporation in connection with such issuance or sale and amounts paid or payable for accrued interest or accrued dividends;

                           2.  insofar as it consists of property other than
cash, be computed at the fair value thereof at the time of such issuance, as determined in good faith by the board of directors net of expenses as set forth in clause (1) above; and

                           3.  in the event Additional Shares of Common are
issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the board of directors.

                      (B)  Options and Convertible Securities.  The
                           ----------------------------------
consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 4(g)(iii) above, relating to Options and Convertible Securities, shall be determined by dividing:

                           1.  the total amount, if any, received or receivable
by the Corporation as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                           2.  the maximum number of shares of Common Stock (as
set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

                      (C)  Stock Dividends.  Any Additional Shares of Common
                           ---------------
deemed to have been issued relating to stock dividends shall be deemed to have been issued for no consideration.

               (vi)   Adjustments for Subdivisions, Combinations or
                      ---------------------------------------------
Consolidations of Common Stock. In the event the outstanding shares of Common
------------------------------
Stock shall be subdivided or increased (by stock split or otherwise than by payment of a dividend in Common Stock) into a greater number of shares of Common Stock, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Preferred Stockholder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any Preferred Stockholder, furnish or cause to be furnished to such Preferred Stockholder a like certificate setting forth (i) all such adjustments and readjustments since the original date of issuance of any shares of Preferred Stock, (ii) the Conversion Price of each series of Preferred Stock at the time in effect and
(iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such Preferred Stockholder's shares of Preferred Stock.

          (h)  Series A Preferred Stock Conversion Rights.  The Series A
               ------------------------------------------
Preferred Stock shall have the following rights and obligations:

               (i) Each outstanding share of Series A Preferred Stock may be converted into the number of fully paid and nonassessable shares of Common Stock determined by dividing $6.98 by the conversion price of the Series A Preferred Stock (the "Series A Conversion Price"), determined as provided in Section 4(g) above, in effect at the time of conversion.

               (ii) The initial Series A Conversion Price shall be $6.98 per share of Common Stock.

     5.   Residual Rights.  All rights accruing to the outstanding shares of the
          ---------------
Corporation not expressly provided for to the contrary herein or in the Corporation's bylaws or in any amendment hereto or thereto shall be vested in Common Stock.

     6.   Reservation of Common Stock.  Upon issuance by the Corporation of any
          ---------------------------
shares of Preferred Stock which are convertible into shares of Common Stock, the Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all the then outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then outstanding shares of Preferred Stock, the Corporation shall take such corporate action as, in the opinion of its counsel, may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     7.   Notice of Record Date.  In the event that the Corporation shall
          ---------------------
propose at any time:

          (a) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

          (b) to offer for subscription pro rata to the holders of any class or series of its shares any additional shares of stock of any class or series or other rights;

          (c) to effect any reclassification or recapitalization of its outstanding Common Stock involving a change in Common Stock; or

          (d) to consolidate or merge with or into any other corporation, or sell, lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, the Corporation shall send to the Preferred Stockholders:

               (i) at least 20 days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the Common Stockholders shall be entitled thereto) or for determining rights to vote in respect to the matters referred to in (c) and (d) above; and

               (ii) in the case of the matters referred to in (c) and (d) above, at least 20 days' prior written notice of the date when the same shall take place (and specifying the date on which the Common Stockholders shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

          Each such written notice shall be given by first class mail, postage prepaid, addressed to the Preferred Stockholders at the address for each such holder as shown on the books of the Corporation.

     8.   Changes.  In addition to any other rights provided by law, so long as
          -------
shares of Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Preferred Stock, voting as a voting group (the " Preferred Voting Group" ) (except that in the event any action set forth below would adversely effect only one series of Preferred Stock, such action shall require the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of such series):

          (a) amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or Bylaws of the Corporation if such action would materially and adversely alter or change the preferences, limitations and relative rights of any outstanding shares of Preferred Stock;

          (b) authorize or issue shares of any class of shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series A Preferred Stock or having any special voting rights or authorize or issue shares of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of the Corporation having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series A Preferred Stock or having any special voting rights;

          (c) reclassify any shares of Common Stock into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series A Preferred Stock or having any special voting rights;

          (d) consolidate or merge with or into any other corporation or sell or otherwise transfer in a single transaction or a series of related transactions all or substantially all the assets of the Corporation, or otherwise effect a reorganization of the Corporation unless the stockholders of the Corporation immediately prior to any such transaction are holders of at least 51% of the voting securities of the surviving or acquiring corporation immediately thereafter (and for purposes of this calculation equity securities which any shareholder of the Corporation owned immediately prior to such merger or consolidation as a shareholder of another party to the transaction shall be disregarded); or

          (e) increase the authorized number of shares of Preferred Stock or Common Stock.

          Any of the foregoing obligations may be amended only by the holders of not less than a majority of the outstanding shares of Preferred Stock, voting as the Preferred Voting Group.

     9.   Transfer of Stock.   Any sale of shares of capital stock of the
          -----------------
Corporation shall be subject to the restrictions set forth in this Section 9. Any holder of capital stock ("Stockholder") desiring to sell any shares of the capital stock of the Corporation (the "Offered Shares") shall first offer the Offered Shares to the Corporation and the other Stockholders in the following manner:

          (a) The selling Stockholder shall provide written notice by certified mail to the Secretary of the Corporation (the "Notice of Sale") of (i) his or her proposal to sell the Offered Shares, (ii) the sales price per share, and
(iii) the terms upon which the sale is to be made. The Corporation shall have five (5) days from the receipt of the Notice of Sale (the "Corporation Purchase Period") to exercise its right to purchase all or any full number of the Offered Shares. The purchase of the Offered Shares may be authorized by the board of directors without any action by the Stockholders.

          (b) If the Corporation does not exercise its right to purchase all of the Offered Shares within the Corporation Purchase Period, the Secretary of the Corporation shall, within five (5) days after the conclusion of Corporation Purchase Period, give written notice to each of the other Stockholders (the "Stockholder Notice") of (i) the number of Offered Shares available for purchase and not purchased by the Corporation, (ii) the sales price per share, and (iii) the terms upon which the sale is to be made. The Stockholder Notice shall be sent by mail to each of the Stockholders (except the selling Stockholder) at such Stockholder's last address as it appears in the records of the Corporation. Any of the Stockholders desiring to purchase part or all of the Offered Shares shall provide to the Secretary of the Corporation, within five (5) days of the mailing of the Stockholder Notice, a written offer to purchase all or part of the Offered Shares (the "Purchase Offer"). The Purchase Offer shall specify the number of Offered Shares the Stockholder desires to purchase and shall be accompanied by the amount of the sales price with authorization to pay such sales price against delivery of the specified number of Offered Shares.

          (c) If the Stockholders offer to purchase more than the number of Offered Shares available, then the purchasing Stockholders each shall be entitled to purchase the number of Offered Shares determined by multiplying the total number of available Offered Shares by a fraction, the numerator of which is the aggregate number of shares of capital stock then owned by the Stockholder and the denominator of which is the aggregate number of shares of capital stock then owned by all of the Stockholders who have offered to purchase the Offered Shares (the "Determination Method"). For purposes of the Determination Method, Preferred Stock shall be treated as if it has been converted into Common Stock (in accordance with its applicable conversion ratio). If any Stockholder is entitled to purchase more offered Shares than he or she desires to purchase, each of the other purchasing Stockholders shall be entitled to purchase such surplus Shares in accordance with the Determination Method.

          (d) If none or only part of the Offered Shares are purchased by the Corporation or the Stockholders, then the selling Stockholder shall have the right to sell the Offered Shares which were not purchased by the Corporation or the Stockholders. Provided, however, the selling Stockholder shall not sell the available Offered Shares at a lower price or on more favorable terms than those specified in the Notice of Sale.

          (e) The provisions of this Section 9 shall automatically terminate and be of no further force and effect upon the effective date of a registration statement filed by the Corporation with the United States Securities and Exchange Commission, pursuant to the Securities Act of 1933, as amended, for a public offering of Common Stock in an amount equal to or greater than Ten Million Dollars ($10,000,000).

          (f) Any sale of shares of the capital stock of the Corporation shall be null and void unless such sale is in strict compliance with this Section 9.


                                  ARTICLE VI.

     The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.


                                 ARTICLE VII.

     The Corporation is to have perpetual existence.


                                 ARTICLE VIII.

     1.   Limitation of Liability.  To the fullest extent permitted by the
          -----------------------
General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     2.   Indemnification.  The Corporation may indemnify to the fullest extent
          ---------------
permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the Corporation, or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

     3.   Amendments.  Neither any amendment nor repeal of this Article VIII,
          ----------
nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.


                                  ARTICLE IX.

     In the event any shares of Preferred Stock shall be redeemed or converted pursuant to the terms hereof, the shares so converted or redeemed shall not revert to the status of authorized but unissued shares, but instead shall be canceled and shall not be re-issuable by the Corporation.

                                  ARTICLE X.

     1.   Number of Directors.  The number of directors which constitutes the
          -------------------
whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

     2.   Election of Directors.  Elections of directors need not be by written
          ---------------------
ballot unless the Bylaws of the Corporation shall so provide.


                                  ARTICLE XI.

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.


                                 ARTICLE XII.

     Immediately upon the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering any of the Corporation's securities (as that term is defined under the Securities Act of 1933, as then in effect), no action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws of the Corporation and no action shall be taken by the stockholders by written consent.


                                 ARTICLE XIII.

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.


                                 ARTICLE XIV.

     The name and mailing address of the incorporator are:

                    Vadim Stepanchenko, Esq.
                    Wilson Sonsini Goodrich & Rosati
                    650 Page Mill Road
                    Palo Alto, California 94304-1050
                                 *     *     *

     The undersigned incorporator hereby acknowledges that the above Certificate of Incorporation of Medicode, Inc. is his act and deed and that the facts stated therein are true.


                                   _____________________________________
                                   Vadim Stepanchenko


Dated: _____________________, 1997